EXHIBIT 10.1



                           PURCHASE AND SALE AGREEMENT



                                  BY AND AMONG



                                  SERADYN, INC.



                             OPUS DIAGNOSTICS, INC.



                                       AND



                                  CAPRIUS, INC.



                           DATED AS OF OCTOBER 9, 2002


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                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----

ARTICLE I      DEFINITIONS.....................................................1

ARTICLE II     PURCHASE AND SALE OF PURCHASED ASSETS; OTHER AGREEMENT..........6

     2.1    Purchase and Sale..................................................6

     2.2    Calculation and Payment of Purchase Price..........................6

     2.3    Closing Asset Statement............................................7

     2.4    Asset Statements...................................................7

     2.5    Allocation of Purchase Price.......................................7

     2.6    Referrals and Deliveries...........................................8

     2.7    Employee Matters...................................................8

     2.8    Access to Records..................................................8

     2.9    Consents; Contract Enforcement.....................................8

     2.10   Accounts...........................................................8

     2.11   Transition Matters.................................................9

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT.............9

     3.1    Organization.......................................................9

     3.2    Authorization; Enforceability......................................9

     3.3    No Violation or Conflict...........................................9

     3.4    Purchased Assets..................................................10

     3.5    Financial Information.............................................10

     3.6    Absence of Certain Changes........................................11

     3.7    Contracts.........................................................11

     3.8    Performance of Contracts; Business Relationships..................11

     3.9    Intangible Assets.................................................12

     3.10   Violations of Law.................................................12

     3.11   Books of Account..................................................13

     3.12   Disclosure........................................................13

     3.13   Brokers...........................................................13

     3.14   Taxes.............................................................13

     3.15   Permits...........................................................13


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     3.16   Environmental Matters.............................................14

     3.17   Employment Matters................................................14

     3.18   Litigation........................................................15

     3.19   Insurance.........................................................15

     3.20   Product Matters...................................................15

     3.21   Nondisclosure and Noncompete Agreements...........................16

     3.22   Products..........................................................16

     3.23   Pricing...........................................................16

     3.24   Dealers/Distributors..............................................16

     3.25   Transactions with Related Parties.................................16

     3.26   Customers and Suppliers...........................................17

     3.27   Accounts..........................................................17

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF BUYER........................17

     4.1    Organization......................................................17

     4.2    Authorization; Enforceability.....................................17

     4.3    No Violation or Conflict..........................................18

     4.4    Brokers...........................................................18

     4.5    Manufacturer......................................................18

     4.6    Accounts..........................................................18

ARTICLE V      CLOSING; INDEMNIFICATION; MISCELLANEOUS........................18

     5.1    Seller's Deliveries at Closing....................................18

     5.2    Buyer's Deliveries at Closing.....................................19

     5.3    Seller's Indemnity................................................19

     5.4    Buyer's Indemnity.................................................21

     5.5    Further Cooperation...............................................22

     5.6    Survival of Representations and Warranties; Exclusivity...........23

     5.7    Entire Agreement; Amendment.......................................23

     5.8    Expenses..........................................................23

     5.9    Governing Law.....................................................23

     5.10   Assignment........................................................23


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     5.11   Notices...........................................................24

     5.12   Counterparts; Delivery; Headings..................................24

     5.13   Income Tax Position...............................................25

     5.14   Taxes and Fees....................................................25

     5.15   Interpretation....................................................25

     5.16   Severability......................................................25

     5.17   No Reliance.......................................................25

     5.18   Legal Proceedings.................................................25


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                                    EXHIBITS

Exhibit     Description
-------     -----------

     1      Bill of Sale
     2      Consulting Agreement
     3      Escrow Agreement
     4      Noncompetition Agreement
     5      Opinion of Buyer's Counsel
    6a      Opinion of Seller's Counsel - Thelen Reid & Priest
    6b      Opinion of Seller's Counsel - Ashby & Geddes
     7      Royalty Agreement


                                    SCHEDULES

Schedule No.       Description
------------       -----------

     1.1(a)        Accounts Payable Owed to Seller
     1.1(b)        Purchase Orders
     1.2           Contracts
     1.3           Equipment
     1.4           Financial Information
     1.5           Permits
     1.6           Retained Assets
     2.5           Allocation of Purchase Price
     2.11          Transition Services
     3.1           Organization
     3.4(a)        Purchased Assets - Exceptions
     3.4(c)        Purchased Assets - Other Locations
     3.5           Financial Information
     3.7           Material Contracts not being Assumed
     3.8           Contracts Being Negotiated or Renegotiated
     3.9           Intellectual Property and Licenses
     3.10          Violations
     3.18          Litigation
     3.19(a)       Insurance Policies
     3.19(b)       Insurance Claims
     3.20          Product Warranty and Liability Matters
     3.21          Nondisclosure and Noncompete Agreements
     3.22          Products
     3.23          Pricing Arrangements
     3.24          Dealers/Distributors
     3.25          Related Party Transactions
     3.26          Customers and Suppliers
     3.27          Retained Accounts


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                           PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT is made as of this 9th day of October, 2002, by and among SERADYN, INC. ("Buyer"), Opus Diagnostics, Inc. ("Seller") and CAPRIUS, INC. ("Parent").

                                    RECITALS

     WHEREAS, Seller is and has been engaged in the ownership and operation of the Business;

     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain of the assets, rights and properties relating to the Business, on the terms and conditions set forth in this Agreement; and

     WHEREAS, Seller is a wholly owned subsidiary of Parent and Parent will benefit from the consummation of the transactions contemplated by this Agreement.

     NOW THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions, and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:


                                   ARTICLE I

                                   DEFINITIONS

     When used in this Agreement, the following terms shall have the meanings specified:

     "Accounts" means the Seller's current (i.e., less than 120 days old) trade accounts receivable (net of doubtful accounts, as determined in accordance with GAAP), notes receivable and similar rights existing as of the Closing Date.

     "Affiliate" means, when used with respect to a particular Person, that Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control by or with the particular Person, or any Person who is related by blood, adoption or marriage to any such particular Person.

     "Agreement means this Purchase and Sale Agreement, together with the Schedules and Exhibits hereto, as the same shall be amended from time to time in accordance with the terms hereof.

     "Assumed Liabilities" means and is limited to:

     (a) those liabilities and obligations arising after the Effective Time of Closing pursuant to the Contracts being assumed by Buyer hereunder (which shall not include any liabilities or obligations for events occurring or conditions existing prior to the Effective Time of Closing);


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     (b)  Seller's trade accounts payable owed to Buyer and its Affiliates, as set forth on Schedule 1.1(a) attached hereto; and

     (c) Seller's purchase orders as set forth on Schedule 1.1(b) attached hereto.

     "Bill of Sale" means the Bill of Sale and Assumption of Liabilities in substantially the form attached hereto as Exhibit 1.

     "Business" means the business conducted by the Seller, which primarily comprises the development, distribution and sale of diagnostic assays, controls and calibrators for therapeutic drug monitoring.

     "Buyer" means Seradyn, Inc., a Delaware corporation.

     "Cash Amount" means Six Million Dollars ($6,000,000), subject to the adjustments set forth in this Agreement.

     "Closing" means the conference to be held on the Closing Date at which the transactions contemplated by this Agreement are consummated.

     "Closing Asset Statement" means a statement dated as of the Effective Time of Closing setting forth the Net Asset Value, which statement is described in
Section 2.3 hereof.

     "Closing Date" means October 9, 2002.

     "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

     "Consulting Agreement" means the Consulting Agreement between Buyer and Seller in substantially the form attached hereto as Exhibit 2.

     "Contracts" means those contracts which Seller is assigning and Buyer is assuming and are listed and described on Schedule 1.2 hereto.

     "Damages" has the meaning set forth in Section 5.3(a) hereof.

     "Effective Time of Closing" means 12:01 a.m. Central Time on October 9,
2002.

     "Employee Benefit Plans" means any pension plan, profit sharing plan, bonus plan, incentive compensation plan, stock purchase plan, stock option plan, stock appreciation plan, benefit plan, benefit policy, retirement plan, fringe benefit program, insurance plan, severance plan or any other plan or program to provide income or benefits to active or former employees of the Seller.

     "Environmental Claim" means any and all administrative, regulatory, judicial, or third party actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging damage or other adverse effect on the environment, or potential liability (including, without


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limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, injunctive relief, natural resources damages, property damages, personal injuries, penalties, contributing fines or forfeitures) arising out of, based on or resulting from: (i) the presence, or Environmental Release, or threatened Environmental Release, of any Hazardous Materials from or at any location, whether or not owned by Seller; or (ii) environmental aspects of the transportation, storage, treatment or disposal of Hazardous Materials in connection with the operation of the Business; or (iii) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or
(iv) any and all claims by any Person seeking damages, contribution, indemnification, cost, recovery, compensation or injunctive relief resulting from the presence, Environmental Release, or threatened Environmental Release of any Hazardous Materials.

     "Environmental Laws" means all Laws and regulatory policies relating to the protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws relating to Environmental Releases or threatened Environmental Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

     "Environmental Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater, sewer system, or property.

     "Equipment" means the machinery, equipment and other tangible property listed on Schedule 1.3 attached hereto.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

     "Escrow Agent" means the Bank of New York. ------------

     "Escrow Agreement" means the Escrow Agreement among Seller, Buyer and the Escrow Agent in substantially the form of Exhibit 3 attached hereto.

     "FDA Laws" means all federal, state, local and other applicable jurisdiction Laws relating to the use, manufacture, packaging, licensing, labeling, distribution, or sale of any food, drug, cosmetic, medical device or household product or material.

     "Financial Information" means: (a) the financial information listed on
Schedule 1.4 attached hereto, (b) the books and records of account of Seller or Parent relating to the Business and (c) all other financial information relating to the financial condition of the Business delivered or to be delivered by Seller or the Parent to Buyer.

     "GAAP" means United States generally accepted accounting principles applied on a consistent basis with past practices.

     "Hazardous Materials" means any material, substance, chemical, waste, hazardous waste, pollutant, contaminant, or hazardous or toxic substance as to which liabilities, restrictions or standards of conduct are imposed pursuant to


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any Environmental Laws, including, without limitation, asbestos, formaldehyde, polychlorinated biphenyls, radioactive materials, waste oil and other petroleum products, and any other such substances which constitute a nuisance or hazard to the environment or to the public health, safety, or welfare.

     "Holdback" means the sum of $600,000 which is to be withheld from the Cash Amount at Closing and which deposited into escrow pursuant to Section 2.2(b)(ii) hereof.

     "Intangible Assets" means all of the intangible assets owned or used by Seller in the Business, including but not limited to software, advertising formats, logos, trademarks, trade designations, service marks, trade names (including the name "OPUS"), patents, copyrights and applications for any of the foregoing, goodwill, advertising and promotional rights, franchise rights, trade secrets, know-how, operating methods and procedures, proprietary information, processes, technical knowledge, formulae, and related rights.

     "Inventory" means all of the Seller's inventories of raw materials, supplies, work in process and finished goods existing on the Closing Date.

     "IRS" means the Internal Revenue Service.

     "Knowledge of Seller" or "Seller's Knowledge" means the actual knowledge of George Aaron, Jonathan Joels and Elliott Koppel.

     "Law" means any federal, state, foreign, local or other law, ordinance, rule, regulation, or governmental authorization, requirement, specification or restriction of any kind, including any rules, regulations, and orders promulgated thereunder, and any final orders, decrees, consents, judgments or decisions of any regulatory agency or court.

     "Lien" means with respect to any asset: any mortgage, pledge, lien, charge, claim, restriction, reservation, condition, easement, covenant, lease, encroachment, title defect, imposition, security interest, inchoate lien, or other encumbrance of any kind and the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement related to such asset.

     "Net Asset Value" shall mean the Net Book Value of the Accounts, Equipment, finished goods Inventory and Prepaid Expenses less the book amount of Seller's trade accounts payable owed to Buyer and its Affiliates.

     "Net Book Value" means, for any Purchased Asset, that amount equal to the net book value of that Purchased Asset in each case calculated in accordance with GAAP and set forth on the Pro-Forma Asset Statement or the Closing Asset Statement, as the case may be. Only such Inventory that is current, merchantable, useable and resalable at normal prices and discounts in the ordinary course of business shall be included in any Net Book Value calculation.

     "Noncompetition Agreement" means the noncompetition agreements among Buyer, Parent, Seller, George Aaron, Jonathan Joels and Elliott Koppel in substantially the form attached hereto as Exhibit 4.


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     "Opinion of Buyer's Counsel" means the opinion of Quarles & Brady LLP in substantially the form attached hereto as Exhibit 5.

     "Opinion of Seller's Counsels" means the opinions of Thelen Reid & Priest LLP and Ashby & Geddes in substantially the form attached hereto as Exhibit 6a and Exhibit 6b.

     "Parent" means Caprius, Inc., a Delaware corporation and the corporate parent of Seller.

     "Permits" means those permits, licenses, approvals, registrations, filings, notices, and governmental authorizations required for the conduct of the Business as presently conducted. Said Permits are listed and briefly described on Schedule 1.5 hereto.

     "Person" means a natural person, corporation, trust, partnership, limited liability company, association, governmental entity, agency or branch or department thereof, or any other legal entity.

     "Prepaid Expenses" means those prepaid expenses of Seller (including security deposits) which can be used by Buyer following the Closing.

     "Product Liability Matters" means any and all product recalls, and liabilities or obligations or damages of any kind for death, disease, or injury to persons, business, or property relating to products sold or shipped by Seller in connection with the Business prior to the Effective Time of Closing.

     "Product Warranty Claims" means all product warranty claims (other than Product Liability Matters) for any products sold or shipped by Seller in connection with the Business prior to the Effective Time of Closing.

     "Pro-Forma Asset Statement" means a statement sheet jointly prepared by Seller and Buyer reflecting Buyer's and Seller's good faith estimate of the Net Asset Value on October 1, 2002 (i.e., an estimated Closing Asset Statement).

     "Purchase Price" means the sum of the Cash Amount and the Royalty Amount.

     "Purchased Assets" means all assets of Seller used or useful in the conduct of the Business except the Retained Assets, including but not limited to the Accounts, Contracts, Equipment, Intangible Assets, Inventory, Prepaid Expenses and Records.

     "Records" means the books, documents and records owned by Seller and used in the conduct of the Business, including personnel, medical and accounting records, correspondence, governmentally required records, designs, drawings, plans, specifications, lists, customer lists, computer media, software and software documentation, sales literature, catalogues, promotional items, advertising materials, and other written materials.

     "Retained Assets" means the following assets of Seller as of the Closing Date which, although they may relate to the Business, are not Purchased Assets and are to be retained by Seller: (a) Seller's franchise to be a corporation, organizational costs, certificate of incorporation, bylaws, minute books, stock books, corporate seals and other corporate records having to do with its


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corporate organization and capitalization; (b) canceled checks, bank statements and tax returns of Seller; (c) real property or any lease for real property; (d) any other contract, agreement or lease of Seller which is not assumed by Buyer hereunder; (e) cash and cash equivalents; (f) except for the Equipment, machinery, equipment, furniture, fixtures, leasehold improvements and vehicles; and (g) the other assets listed on Schedule 1.6 attached hereto.

     "Retained Liabilities" means, except for the Assumed Liabilities, all obligations and liabilities of Seller not specifically assumed by Buyer hereunder, including all obligations and liabilities arising out of the operation of the Business or ownership or possession of the Purchased Assets prior to the Effective Time of Closing.

     "Royalty Agreement" means the Royalty Agreement between Buyer and Seller in substantially the form of Exhibit 7 attached hereto.

     "Royalty Amount" means the amount payable to the Seller pursuant to the Royalty Agreement.

     "Seller" means Opus Diagnostics, Inc., a Delaware corporation.


                                   ARTICLE II

                     PURCHASE AND SALE OF PURCHASED ASSETS;
                                 OTHER AGREEMENT

     2.1 Purchase and Sale. Upon all of the terms and subject to all of the conditions of this Agreement, at Closing:

          (a) Seller shall sell, assign, convey, and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Purchased Assets; and

          (b) Buyer shall assume and perform in accordance with and be bound by all of the covenants, terms, and obligations under the Assumed Liabilities. Except as otherwise specifically provided for herein, Buyer is not assuming any liabilities or obligations of Seller, and Seller shall satisfy all of the Retained Liabilities in the ordinary course.

     2.2  Calculation and Payment of Purchase Price.
          -----------------------------------------

          (a) At least three (3) business days prior to the Closing Date, Buyer and Seller shall jointly prepare the Pro-Forma Asset Statement. To the extent that the Net Asset Value as shown on the Pro-Forma Asset Statement is: (i) greater than $420,000 the Cash Amount shall be increased dollar-for-dollar accordingly or (ii) less than $380,000 the Cash Amount shall be reduced dollar-for-dollar accordingly.

          (b)  The Cash Amount shall be paid by Buyer as follows:


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               (i)  The Cash Amount (as adjusted per the Pro-Forma Asset
Statement), less the Holdback, shall be paid to Seller at Closing via wire transfer.

               (ii) The Holdback shall be deposited into an escrow account to be held and disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement.

          (c) Buyer shall pay Seller the Royalty Amount in accordance with the terms and conditions of the Royalty Agreement.

     2.3  Closing Asset Statement.

     (a) For purposes of subsection (c) below, the books of account of the Business shall be closed as of the Effective Time of Closing. As soon as practicable after the Closing, but in no event later than sixty (60) calendar days after the Closing Date, said books shall have been reviewed by Buyer and Buyer shall prepare the Closing Asset Statement and deliver the Closing Asset Statement to Seller.

     (b) For purposes of subsection (c) below, the Closing Asset Statement shall be conclusive and binding upon Seller and Buyer unless, within thirty (30) days following Seller's receipt of the Closing Asset Statement, Seller delivers to Buyer a written notice of dispute with respect thereto. Buyer and Seller shall thereafter use their best efforts to resolve such dispute; provided, however, that if no resolution is reached by the thirtieth (30th) day following Buyer's receipt of Seller's notice of dispute, Buyer and Seller shall employ, at Buyer's and Seller's equally shared expense, a firm of independent certified public accountants (which firm shall be a "Final 4" firm, other than KPMG Peat Marwick LLP and Seller's or Parent's accountants, or another nationally recognized firm) for purposes of settling the dispute. If the parties are unable to agree on an accounting firm, such firm shall be chosen by lot. Such accountants shall finalize the Closing Asset Statement using such methods as such firm deems appropriate (including an audit, if necessary), and such determination shall be conclusive and binding upon Buyer and Seller.

     (c) In the event that the Net Book Value of the Purchased Assets as shown on the Closing Asset Statement differs from Net Book Value of the Purchased Assets as shown on the Pro-Forma Asset Statement, the Cash Amount shall be increased or reduced, dollar-for-dollar, accordingly. Any amounts owing as a result of a Cash Amount adjustment shall be paid by certified check or wire transfer within five (5) business days following the date on which the difference is conclusively determined pursuant to this Section 2.3.

     2.4 Asset Statements. The Net Asset Value reflected on the Pro-Forma Asset Statement shall be calculated in accordance with GAAP and the Net Asset Value reflected on the Closing Asset Statement shall be calculated in accordance with GAAP on a basis consistent with the Pro-Forma Asset Statement.

     2.5 Allocation of Purchase Price. The Purchase Price shall be allocated in accordance with Section 1060 of the Internal Revenue Code and substantially as set forth on Schedule 2.5 hereto. Buyer and Seller shall cooperate with each other in the preparation and filing of I.R.S. Form 8594 in connection with the Purchase Price allocation. Neither Buyer nor Seller, nor any of their respective Affiliates, shall take any position (whether in financial statements, audits,


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tax returns or otherwise) which is inconsistent with the allocation of the consideration unless required to do so by applicable Law.

     2.6  Referrals and Deliveries. After the Closing, Seller shall promptly:
(a) refer to Buyer any and all inquiries or purchase orders from customers, suppliers or other Persons relating to the Business; and (b) deliver to Buyer, in the form received with the additions of any required endorsements by the Seller, any cash, checks or other payments received after the Closing Date by Seller relating to Accounts or the conduct of the Business following the Closing.

     2.7 Employee Matters. Buyer has no obligation to offer employment to any employee of Seller. Buyer is not obligated to Seller or any other party for any obligations or liabilities arising out of any person's employment (including the termination of such employment whether before or at Closing, or otherwise) with Seller, and Seller shall satisfy said obligations and/or liabilities as they become due.

     2.8 Access to Records. Seller shall permit Buyer, and its attorneys, accountants, agents and designees, such access to, and right to copy, all books, papers and records of Seller which are not a part of the Purchased Assets, from and after the Closing Date hereof as Buyer may deem necessary or desirable. Any such examination shall be at the expense of Buyer, shall be upon at least three
(3) business days prior written notice, shall be performed during normal business hours at the place where such records are regularly maintained by Seller (or such other place and time as the parties agree), shall not unreasonably interfere with the normal business activities of Seller and shall be following execution by Buyer of a confidentiality agreement reasonably requested by Seller. Seller shall notify Buyer at any time within the three (3) year period after the Closing Date if it intends to destroy any or all of the books, papers, and records described above, and Buyer shall have the right to review and remove any of such books, papers and records at Buyer `s expense.

     2.9 Consents; Contract Enforcement. Following the Closing, Seller shall use commercially reasonable efforts to obtain the consent to the assignment to Buyer of any contract or agreement of Seller relating the Business which is designated by Buyer and for which consent was not obtained prior to Closing. In the event that the assignment of any such contract or agreement to Buyer is ineffective for any reason, including the failure to obtain a consent to assignment, then Seller shall: (a) use commercially reasonable efforts to enter into a reasonable and lawful arrangement with Buyer which is designed to provide Buyer with the benefits of such contract or agreement and (b) at Buyer's request, Seller shall comply with and diligently enforce all such agreements pursuant to their respective terms and conditions. Buyer shall reimburse Seller for any out-of-pocket expenses incurred by Seller in connection with such compliance or enforcement.

     2.10 Accounts. Any third party Account not collected by Buyer within one hundred twenty (120) days of the Closing Date shall, at Buyer's option, be repurchased by Seller at the face amount of such Account (in effect, resulting in an adjustment to the Purchase Price); provided, however, that (i) no repurchase of Accounts shall be required until the amount of the uncollected Accounts exceeds the amount of any reserve established therefor on the Closing Asset Statement; and (ii) Seller shall only be required to repurchase uncollectible Accounts for which Buyer has used good faith commercially reasonable efforts to collect (consistent with Buyer's practices) and has not


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taken any commercially unreasonable action to make such Accounts uncollectible.
Buyer shall not be required to threaten or commence litigation, or to take other extraordinary means, in order to collect any Accounts. Payment for the repurchase of any Account as described herein shall be made by Seller within five (5) business days following receipt of Buyer's invoice therefor. Payment received from an account debtor shall be applied to such debtor's oldest account first unless it can reasonably be determined that such payment should be applied to a separate account of such account debtor. In the event Seller repurchases an Account from Buyer, Buyer shall have the right to initiate collection proceedings with respect to such Account.

     2.11 Transition Matters. After the Closing, the Seller shall provide to the Buyer those transition services and deliverables set forth on Schedule 2.11 attached hereto.


                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

     Seller and Parent, jointly and severally, represent and warrant to Buyer that:

     3.1 Organization. Seller is a corporation duly and validly organized and existing and in good standing under the Laws of the State of Delaware, and has full corporate power to own its assets, to carry on the Business as it is now being conducted, and to convey the Purchased Assets to Buyer pursuant to this Agreement. Seller is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which it is required to be so qualified by virtue of the operation of the Business, except where the failure to qualify would not have a material adverse effect on the Business. Schedule
3.1 attached hereto contains a list of each such jurisdiction other than Delaware in which Seller is so qualified. Parent is a corporation duly and validly organized and existing and in good standing under the Laws of the State of Delaware and has full corporate power to own its assets and to carry on its business.

     3.2 Authorization; Enforceability. The execution, delivery, and performance of this Agreement by Seller and Parent, and all of the documents and instruments required hereby, are within the corporate power of Seller and Parent and have been duly authorized by all necessary corporate action by Seller and Parent. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by Seller and Parent, the valid and binding obligations of Seller and Parent, enforceable against them in accordance with their respective terms, and sufficient to transfer and convey to Buyer all of Seller's right, title, and interest in and to the Purchased Assets.

     3.3 No Violation or Conflict. The execution, delivery and performance of this Agreement (and the transactions contemplated herein) by Seller and Parent:

          (a) do not and will not violate or conflict with any applicable Law, or the certificate of incorporation or bylaws of Seller or Parent;


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          (b)  do not or will not require any authorization, consent, approval, exemption or other action by or notice to any government entity (including, without limitation, under any "plant closing" or similar Law) other than those being delivered pursuant to this Agreement;

          (c) do not or will not violate or conflict with, or constitute a default (or event which, with notice or lapse of time, or both, would constitute a default) under, and will not result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the Purchased Assets under, any term or provision of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller or Parent is a party or by which Seller or Parent or any of the Purchased Assets may be bound or affected; or

          (d) to Seller's Knowledge, will not disrupt or impair any material relationship which the Seller has with any current supplier, customer, dealer, distributor or sales representative.

     3.4  Purchased Assets.
          ----------------

          (a) Seller owns and is conveying to Buyer at Closing good and marketable title to all of the Purchased Assets, free and clear of all Liens of any nature whatsoever except for those arising from Buyer's activities. Except those Purchased Assets in the possession of Buyer, Seller is in sole possession of, and has sole control of, the Purchased Assets. Except as set forth on
Schedule 3.4(a) hereto, none of the Purchased Assets is leased, rented, licensed, or otherwise not owned by Seller.

          (b) The Purchased Assets include all of the assets of Seller which are used in or necessary for the operation of the Business as conducted by Seller, excepting therefrom only the Retained Assets.

          (c) Except as set forth on Schedule 3.4(c) hereto, all of the tangible Purchased Assets are physically located at Seller's premises in Fort Lee, New Jersey.

          (d) The Inventory is current, merchantable, usable and resalable at normal prices and discounts in the ordinary course of Seller's Business.

          (e) No notice of any violation of any Law relating to the Business or the Purchased Assets or their use has been received by the Seller.

     3.5  Financial Information.
          ---------------------

          (a) The Financial Information is accurate and complete in all material respects. The Financial Information was prepared in accordance with GAAP consistently applied throughout all periods and present fairly the financial condition and the results of operations of the Business as of the relevant dates thereof and for the periods covered thereby.

          (b) Seller has no material liabilities or indebtedness, contingent, absolute, accrued, or otherwise, in connection with the Business, other than as specifically identified in the Pro-Forma Balance Sheet or set forth on

Schedule 3.5 attached hereto or as incurred in the ordinary course of business since October 1, 2002.

     3.6  Absence of Certain Changes.
          --------------------------

          (a) Since August 31, 2002, there has not been any: (i) material adverse change in the Purchased Assets or in the financial condition, business, results of operations, or prospects of the Business; (ii) damage, destruction, or loss which has adversely affected or may adversely affect the Business or the Purchased Assets (whether or not covered by insurance); (iii) material commitments or transactions by Seller outside the ordinary course of Business; or (iv) grant of credit or price concessions to any customer or distributor of the Business on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, other than any change in the terms of any credit or price concessions heretofore extended, or other change of Seller's policies or practices with respect to the granting of credit or price concessions.

          (b) To Seller's Knowledge, there are no facts, circumstances, or events which would materially adversely affect the operations, results, or prospects of the Business after the Closing Date.

     3.7 Contracts. Except as set forth on Schedule 3.7 hereto, Seller is not a party to any written or unwritten agreement that is material to the ongoing operations of the Business and that is not otherwise contained on Schedule 1.2 hereto and not being assigned to Buyer hereunder.

     3.8  Performance of Contracts; Business Relationships.
          ------------------------------------------------

          (a) Seller and, to the Knowledge of Seller, each other party to each Contract, (i) have performed in all material respects each term, covenant, and condition of each Contract which is to be performed by them at or before the date hereof, and (ii) are not in default or violation of any such Contract. Each of the Contracts is in full force and effect and constitutes the legal and binding obligation of Seller and, to the Knowledge of Seller, the other parties thereto. Except as conspicuously noted on Schedule 1.2, no Contract requires the written consent of the other party thereto in order for Seller to assign such Contract to Buyer hereunder.

          (b) To the Knowledge of Seller, Seller maintains good business relationships with each of the customers and suppliers of the Business. No material unresolved complaint or dispute presently exists and, to the Knowledge of Seller, no customer or supplier has advised Seller that it is considering or intends to cease doing business with Seller during the twelve month period beginning on the date hereof. During the twelve month period preceding the date hereof, no material contracts or agreements of Seller relating to the business were amended, terminated, expired or not renewed. During the twelve month period preceding the date hereof, no material suppliers or customers of the Business ceased doing business with Seller.

          (c) Buyer will not be obligated or liable to any of Seller's vendors, suppliers, or other parties who may have or may have had a contractual relationship with Seller, unless said relationship arises from a Contract being assigned pursuant to Section 2.1 above and listed on Schedule 1.2 or is otherwise an Assumed Liability.

          (d) Schedule 3.8 sets forth a list of all Contracts, other than ordinary course purchase orders of Seller's customers, that are in the process of being negotiated or renegotiated.

     3.9  Intangible Assets.
          -----------------

          (a) Schedule 3.9 lists all software (including software for accounting, manufacturing, and engineering CAD/CAM systems), advertising formats, logos, trademarks, trade designations, service marks, trade names, patents, copyrights, applications for any of the foregoing, relating to the Business in which Seller now has any interest, specifying whether such assets are owned, controlled, used or held (under license or otherwise) by Seller, and also indicating which of such Intangible Assets are registered. All Intangible Assets shown as registered in Schedule 3.9 have been registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current.

          (b) Schedule 3.9 hereto lists all license and similar agreements, including software license agreements (other than "shrink-wrap" license agreements) that Seller is a party to with respect to intellectual property either licensed by or licensed to Seller in relation to the Business.

          (c) Seller owns the exclusive and entire right, title, and interest in and to each of the assets and licenses set forth on Schedule 3.9 hereto and will transfer said right, title, and interest to Buyer at Closing free and clear of all Liens, except for those arising from Buyer's activities. To Seller's Knowledge, neither the Purchased Assets nor the Business infringes on any intellectual property rights of others. There are no claims, demands or proceedings instituted, pending or, to the Knowledge of Seller, threatened, by any third party pertaining to or challenging Seller's rights to any of the Intangible Assets. Seller knows of no facts which would render any of the Intangible Assets invalid or unenforceable.

          (d) The software included in the Purchased Assets is not subject to any transfer, assignment, site, equipment, or other operational limitations.

          (e) To Seller's Knowledge, all agents, employees, consultants, or contractors of or retained by Seller who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of Seller either: (i) is a party to a "work for hire" agreement under which Seller is deemed to be the original owner/author of all property rights therein or (ii) has executed an assignment or an agreement to assign in favor of Seller all right, title and interest in such interest and said interest has been duly and effectively transferred to Seller.

          (f) Seller has not disclosed its trade secrets, know-how and other proprietary information to any Person except pursuant to a nondisclosure agreement prohibiting the recipient from disclosing the information received.

     3.10 Violations of Law.
          -----------------

          (a) None of the present or past operation of the Business since January 1, 2001, the products of the Business, or the Purchased Assets violates or conflicts, in any material respect, with any Permits or any Law (including

Environmental Laws and FDA Laws). To the Knowledge of Seller, neither Seller nor any supplier of Seller (excluding Buyer) is the subject of an inspection or inquiry regarding violations or alleged violations of any Law by any governmental agency.

          (b) Schedule 3.10 hereto sets forth a summary of all proceedings, threatened proceedings, orders, notices of violations, inspection reports, and other similar occurrences, if any, received by Seller and relating to the conduct of the Business.

          (c) Except as set forth on Schedule 3.10, the Business has never been the subject of an inspection or, to Seller's Knowledge, inquiry regarding violations or alleged violations of any Law by the United States Environmental Protection Agency, United States Food and Drug Administration or similar federal, state, or local agency, and has not been found by such agency to be in violation of any Law.

          (d) To Seller's Knowledge, Seller has not been a party to any illegal or improper payments to any vendor, customer, employee of any vendor or customer, government agency, employee of any government agency or other Person.

     3.11 Books of Account. The books of account of the Business are complete and correct in all material respects, and reflect all transactions entered into by Seller or to which Seller is a party and which relate to the Business.

     3.12 Disclosure. Seller has furnished to Buyer complete and accurate copies or originals of all documents and/or information requested by Buyer. No disclosure (including the Schedules hereto) or statement of fact by Seller contained in this Agreement and no disclosure or statement of fact furnished or to be furnished by Seller to Buyer pursuant to this Agreement or pursuant to Buyer's due diligence contains or will contain any untrue statement of a material fact or omits or will omit to state any item or a material fact necessary in order to make the statements herein or therein contained not misleading. The Schedules to this Agreement are complete and accurate in all material respects with respect to the information the Schedules purport to provide.

     3.13 Brokers. Seller has not incurred, nor will any Person be entitled to on account of Seller, any brokers', finders', or similar fee in connection with the transactions contemplated by this Agreement.

     3.14 Taxes. Seller has paid or made provision for all federal, state, and local taxes or other governmental charges with respect to the Business and/or Purchased Assets that may or could follow the Purchased Assets. All required returns and reports with respect to such taxes and charges have been duly and timely filed and are accurate and complete in all material respects.

     3.15 Permits.
          -------

          (a) The Permits constitute material all licenses, permits, approvals, qualifications, and governmental specifications, authorizations, registrations, or requirements which Seller currently has in connection with the Purchased Assets or the Business (including the products thereof) and constitute all such material licenses, permits, approvals, qualifications, and governmental specifications, authorizations, registrations, and requirements necessary for the ownership or use of the Purchased Assets or conduct of the Business as currently conducted by Seller.

          (b) Each of the Permits is in full force and effect, and Seller is in material compliance with all obligations, restrictions or requirements thereof. True, complete and correct copies of the Permits have been provided to Buyer.

     3.16 Environmental Matters.
          ---------------------

          (a) The Business and the Purchased Assets are in conformance in all material respects with all applicable Environmental Laws, and there are no past or present (or, to the Knowledge of Seller, future) events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans (i) which, in connection with the Business or the Purchased Assets, may interfere with or prevent material compliance or continued compliance with Environmental Laws or with any order issued, entered, promulgated or approved thereunder, or
(ii) which may subject Buyer to damages (including liability under CERCLA), penalties, injunctive relief, or cleanup costs under any Environmental Laws or pursuant to any Environmental Claim, or which require or are likely to require reporting, cleanup, removal, remedial action, or other response pursuant to Environmental Laws or a third party claim.

          (b) Seller is not subject to any judgment, decree, order, or citation related to or arising out of applicable Environmental Laws in connection with the conduct of the Business.

          (c) Seller possesses all Permits, if any, required under applicable Environmental Laws in connection with the conduct of the Business, all of which are included on Schedule 1.5 hereto.

          (d) Seller has not received (and, to the Knowledge of Seller, there has not been issued) any written notice and to Seller's Knowledge, Seller has not received any other notice, whether from a public or governmental authority, citizens' group, employee or any other person or entity, that alleges that the Seller, the Business or the Purchased Assets are or may not be in compliance with any Environmental Law or Permit.

     3.17 Employment Matters.
          ------------------

          (a) There are no Employee Benefit Plans or other agreements (including collective bargaining agreements), arrangements, employment agreements (written or unwritten), or plans which would bind or in any way affect Buyer after the Closing Date, regardless of whether Buyer employs any of Seller's former employees.

          (b) No present or former employee of the Business has any claim against Seller (whether under federal or state Law, under any employee agreement or otherwise), that would in any way affect Buyer after the Closing Date, on account of or for (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salaries, other than wages or salaries for the current payroll period; or (iii) vacations, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in the past twelve month period.

     3.18 Litigation.
          ----------

          (a) Except as described on Schedule 3.18 hereto, there is not now, nor in the past two years has there been, any (i) litigation; (ii) Environmental Claim; (iii) arbitration; (iv) proceeding; (v) governmental investigation or inquiry; (vi) citation; (vii) action of any kind; or (viii) order, notice of violation or inspection report, pending, or, to the Knowledge of Seller, proposed or threatened against Seller, relating to the Business or any of the Purchased Assets, nor is there any basis known to Seller for any such action.
Schedule 3.18 also describes all litigation and claims settled or compromised during the time period specified above.

          (b) There are no actions, suits or proceedings pending, or, to the Knowledge of Seller, proposed or threatened, by any Person which question the legality, validity, or propriety of the transactions contemplated by this Agreement.

     3.19 Insurance.
          ---------

          (a) Schedule 3.19(a) hereto lists all of Seller's insurance policies covering any of the Purchased Assets or the Business. Said policies are in full force and effect.

          (b) Schedule 3.19(b) hereto lists all claims in excess of $1,000 ever made or pending under said insurance policies with respect to the Purchased Assets or the Business.

          (c) During the past two (2) years, no lapse of insurance coverage of Seller has occurred, and Seller has not had any application for such insurance coverage denied or any insurance policy or coverage thereunder canceled, withdrawn, or not renewed.

          (d) The insurance policies set forth on Schedule 3.19(a), with respect to their amounts and types of coverage, to the Knowledge of Seller, are adequate to fully insure against risks to which the Purchased Assets and the Business are normally exposed.

     3.20 Product Matters.
          ---------------

          (a) Schedule 3.20 lists all instances of Product Warranty Claims made in the past two (2) years involving amounts in excess of $1,000 per occurrence that have occurred and for which written notice, and to Seller's Knowledge any other notice, has been received by Seller.

          (b) Schedule 3.20 lists all instances of Product Liability Matters in the past two (2) years involving amounts in excess of $1,000 (and all product recalls without regard to the amount involved) that have occurred and for which notice has been received by Seller are listed on Schedule 3.20 hereto.

          (c) To the Knowledge of Seller, no facts or circumstances exist that would likely cause a material Product Warranty Claim or Product Liability Matter to occur prior to or after the Closing Date based on events occurring prior to the Closing Date.

     3.21 Nondisclosure and Noncompete Agreements. Schedule 3.21 hereto lists all Persons who have executed nondisclosure, secrecy, or noncompete agreements relating to the Business with the Seller or the Parent since January 1, 2000. All of such agreements are included in the Contracts. Seller has not waived any rights under or modified the provisions of any of such agreements.

     3.22 Products.
          --------

          (a) Schedule 3.22 hereto lists all products sold or distributed by Seller in the past two (2) years in connection with the operation of the Business. Those products that are current products meet all product and process specifications (including product testing procedures) that they purport or are required to meet.

          (b) To the Knowledge of Seller, such products of the Business satisfy and possess all applicable governmental agency requirements, including registration, notice, and label requirements, and Seller is current on all applicable fees, renewals, reports, and other similar obligations.

          (c) During the past two (2) years, Seller has not received any written deficiency notice, and to the Knowledge of Seller, Seller has not received any other notice that the Business processes and products do not satisfy any requirements under any Law, including those relating to good manufacturing practices, device listing, establishment registration, product and label registration, and product marketing clearance.

     3.23 Pricing. Schedule 3.23 sets forth Seller's current published price list, and describes all special pricing (i.e., differs from published price list) and rebate practices, and the terms of payment arrangements and/or commitments of Seller currently in effect which relate to the Business. Except as set forth on Schedule 3.23, no customer of the Business will be entitled to any rebates or similar commitments after the Closing Date based upon sales made by Seller prior to the Closing Date.

     3.24 Dealers/Distributors.
          --------------------

          (a) Schedule 3.24 hereto: (i) lists all persons or entities that during the past twelve (12) months purchased products of the Business as distributors (including dealers); (ii) lists all current nonemployee persons or entities that serve as a manufacturer's representative for said products; and
(iii) describes the terms of the arrangement or agreement (written or unwritten) with each such distributor or representative.

          (b) Except as set forth on Schedule 3.24, all contracts with distributors and manufacturer's representatives of the Business can be terminated by Seller upon sixty (60) days' notice, with or without cause, without liability, penalty, or premium or any nature whatsoever and such termination will not cause a violation of any Law.

     3.25 Transactions with Related Parties. Except as set forth on
Schedule 3.25 hereto, Seller is not a party to any transaction or proposed transaction, including, without limitation, the leasing of property, the purchase or sale of raw materials or finished goods, the furnishing of services or the borrowing or lending of money, with any director, officer or stockholder of Seller, or any person or entity who is an Affiliate of such director, officer or stockholder of Seller. Except as set forth on Schedule 3.25 hereto, no director, officer or stockholder of Seller, nor any of their Affiliates, own or have any ownership interest in any corporation or other entity which is in competition with the Business.

     3.26 Customers and Suppliers. Schedule 3.26 hereto sets forth a list of Seller's ten (10) largest customers relating to the Business and Seller's ten
(10) largest suppliers relating to the Business during Seller's two (2) most recent fiscal years and for the period from the beginning of the current fiscal year to the present, determined on the basis of the total dollar amount of net sales to such customers and purchases from such suppliers.

     3.27 Accounts.
          --------

          (a) All of the Accounts have arisen from bona fide transactions by Seller and all third party Accounts are good and collectible within 120 days of their respective due dates in their respective face amounts net of their respective reserves for doubtful accounts (assuming normal collection procedures). No portion of any such third party Account is subject to counterclaim or set-off or is in dispute.

          (b) To Seller's Knowledge, no third party Account collected during the past 12 months is or will be subject to any claim of any third party, including preference claims under state and federal bankruptcy laws.

          (c) To Seller's Knowledge, as of October 1, 2002, there were (i) no outstanding trade accounts payable owed by Seller to Buyer other than those set forth on Schedule 1.1(a) which are to be assumed by Buyer and those set forth on
Schedule 3.27 which are to be paid by Seller, and (ii) no outstanding purchase orders from Seller to Buyer other than those set forth on Schedule 1.1(b).


                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller that:

     4.1 Organization. Buyer is a corporation duly and validly organized and existing and in good standing under the Laws of the State of Delaware and has full corporate power to consummate the transactions contemplated in and pursuant to this Agreement.

     4.2 Authorization; Enforceability. The execution, delivery, and performance of this Agreement by Buyer, and all of the documents and instruments required hereby, are within the corporate power of Buyer and have been duly authorized by all necessary corporate action. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by Buyer, the valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

     4.3 No Violation or Conflict. The execution, delivery, and performance of this Agreement (and the transactions contemplated herein) by Buyer do not and will not conflict with or violate any applicable Law, the certificate of incorporation or bylaws of Buyer, or any contract or agreement to which Buyer is a party or by which Buyer is bound.

     4.4 Brokers. Buyer has not incurred, nor will any person or entity be entitled to on account of Buyer, any brokers', finders', or similar fee in connection with the transactions contemplated by this Agreement.

     4.5 Manufacturer. Buyer has manufactured certain of the products sold by Seller.


     4.6  Accounts. To Buyer's Knowledge, as of October 1, 2002 there were
(i) no outstanding trade accounts payable owed by Seller to Buyer other than those set forth on Schedule 1.1(a) which are to be assumed by Buyer and those set forth on Schedule 3.27 which are to be paid by Seller, or (ii) no outstanding purchase orders from Seller to Buyer other than those set forth on
Schedule 1.1(b).


                                   ARTICLE V

                     CLOSING; INDEMNIFICATION; MISCELLANEOUS

     5.1 Seller's Deliveries at Closing. At Closing, Seller is delivering to Buyer the following documents, each properly executed and dated as of the Closing Date:

          (a)  the Bill of Sale;

          (b)  the Consulting Agreement;

          (c)  the Noncompetition Agreements;

          (d)  the Escrow Agreement;

          (e)  the Royalty Agreement;

          (f) assignments, in form and substance acceptable to Buyer, of the Intangible Assets;

          (g)  the Opinion of Seller's Counsels;

          (h) such certificates and documents of officers of Seller and public officials as shall be reasonably requested by Buyer's counsel to establish the existence and good standing of Seller and Parent and the due authorization of this Agreement and the transactions contemplated by this Agreement by Seller and Parent;

          (i) UCC terminations and releases and mortgage satisfactions for any security interests encumbering the Purchased Assets, if any;

          (j)  legal title to and legal possession of the Purchased Assets;

          (k) such other deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer as shall be effective to vest in Buyer free and clear title to the Purchased Assets as contemplated by this Agreement;

          (l) such permissions, approvals, determinations, consents and waivers, if any, as may be required by Law, regulatory authorities, the Contracts, the Permits, secured creditors of Seller or Parent or from any third party pursuant to any Contract to which the Seller is a party with terms and conditions acceptable to Buyer, in order to consummate the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets as contemplated by this Agreement.

     5.2 Buyer's Deliveries at Closing. At Closing, Buyer is delivering to Seller the following documents, each properly executed and dated as of the Closing Date:

          (a)  the Bill of Sale;

          (b)  the Consulting Agreement;

          (c)  the Noncompetition Agreements;

          (d)  the Escrow Agreement;

          (e)  the Royalty Agreement;

          (f)  the Opinion of Buyer's Counsel;

          (g) such certificates and documents of officers of Buyer and of public officials as shall be reasonably requested by Seller's counsel to establish the existence and current status of Buyer and the due authorization of this Agreement and the transactions contemplated by this Agreement by Buyer; and

          (h) the portion of the Cash Amount described in Section 2.2(b)(i) above.

     5.3  Seller's Indemnity.
          ------------------

          (a) Seller and Parent shall, jointly and severally, indemnify and hold Buyer harmless from and against and shall defend promptly Buyer from and reimburse Buyer for any and all losses, damages, costs, expenses, liabilities, obligations, and claims of any kind (including, without limitation, reasonable attorneys' fees and other costs and expenses) (collectively, "Damages") which Buyer may at any time suffer or incur, or become subject to, as a result of or in connection with:

               (i) any misrepresentation, breach or inaccuracy of any of the representations and warranties made by Seller or Parent in or pursuant to this Agreement;

               (ii) any failure by Seller or Parent to carry out, perform, satisfy, and discharge any of its or their respective covenants, agreements, undertakings, liabilities, or obligations under this Agreement or under any of the documents and materials delivered by Seller or Parent pursuant to this Agreement;

               (iii)  the Retained Assets;

               (iv)  the Retained Liabilities;

               (v) Product Liability Matters (other than Products manufactured by Buyer);

               (vi) Product Warranty Claims (other than Products manufactured by Buyer);

               (vii) the ownership, occupation, and/or operation of the Business, the Purchased Assets, or any property occupied or used by Seller in connection with the Business, prior to the Effective Time of Closing;

               (viii) noncompliance by Seller, the Business, the Purchased Assets or any property occupied or used by Seller with any Law or required specification, Environmental Law or FDA Law;

               (ix) any Environmental Claim arising out of conditions at any real property owned or occupied by Seller, or present or former off-site disposal locations used by Seller;

               (x) any other Environmental Claim with respect to the conduct of the Business as of or prior to the Effective Time of Closing;

               (xi) the infringement, misappropriation or use of the property rights of others by Seller, the Business or the Purchased Assets;

               (xii) noncompliance with any applicable bulk transfer or plant closing laws in connection with the sale of the Business; and

               (xiii) any suit, action or other proceeding brought by any Person arising out of any of the matters referred to in this Section 5.3(a) of this Agreement.

          (b) (i) Buyer shall promptly notify Seller of any claim, demand, action, or proceeding for which indemnification will be sought under this
Section 5.3 of this Agreement and, if such claim, demand, action, or proceeding is a third party claim, demand, action, or proceeding, and Seller and Parent shall have the right at their expense to assume the defense thereof using counsel reasonable acceptable to Buyer. Buyer shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action, or proceeding. The assumption of said defense by the Seller or Parent shall constitute Seller's and Parent's agreement that such third party claim, demand, action or proceeding is indemnifiable under this Section 5.3. If either (i) the subject matter of a claim relates to the ongoing Business (as opposed to the mere payment of money damages) and if, were the claim to be adversely decided against Buyer, its ongoing Business would likely be adversely affected, or (ii) it reasonably appears to Buyer, either at the time it is made a defendant in or party to a claim or at any time thereafter, that the Seller or Parent will be unable to adequately defend or satisfy the claim, then Buyer alone shall be entitled to contest and defend such claim (and, while the Seller and Parent may participate in the contest and defense of such claim at their sole cost and expense, Buyer shall have full authority to determine all actions with respect thereto, subject to the necessity of obtaining the other parties' consent with respect to any settlements).

               (ii) Each party defending a claim shall keep the other party informed of the progress of the claim including complying with all reasonable requests for copies of documents related to the claim and the opportunity, from time to time, to consult with counsel defending the claim. In connection with any such third party claim, demand, action, or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

               (iii) No third party claim, demand, action, or proceeding shall be settled without the prior written consent of Buyer, Seller and Parent, which consent shall not be unreasonably withheld or delayed. If a firm written offer is made by the third party to settle or resolve any such third party claim, demand, action or proceeding and Seller and Parent propose to accept such settlement and Buyer refuses to consent to such settlement, then: (i) Seller and Parent shall be excused from, and Buyer shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; (ii) the maximum reimbursement amount relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from Buyer on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement; and (iii) Buyer shall pay all attorneys' fees and legal costs and expenses incurred after rejection of such settlement, but if the amount thereafter recovered by such third party from Buyer is less than the amount of the proposed settlement, Buyer shall also be entitled to reimbursement for such attorneys' fees and legal costs and expenses up to a maximum amount equal to the difference between the amount recovered by such third party and the amount of the proposed settlement.

          (c)  Seller and Parent shall not be liable to Buyer pursuant to
Section 5.3(a)(i) with respect to the first $60,000 of indemnifiable claims made by Buyer. In no event shall Seller's and Parent's liability pursuant to
Section 5.3(a)(i) exceed fifty percent (50%) of the Purchase Price. The limitations set forth in this Section 5.3(c) shall not apply to a breach of the representations and warranties set forth in Section 3.4(a) or Section 3.13 hereof.

     5.4  Buyer's Indemnity.
          -----------------

          (a) Buyer shall indemnify and hold Seller harmless from and against, and shall defend promptly Seller from and reimburse Seller for, any and all Damages which Seller may at any time suffer or incur, or become subject to, as a result of or in connection with:

               (i) any misrepresentation, breach or inaccuracy of any of the representations and warranties made by Buyer in or pursuant to this Agreement;

               (ii) any failure by Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities, or obligations under this Agreement or under any of the documents and materials delivered by Buyer pursuant to this Agreement;

               (iii) except for matters for which Seller or Parent must indemnify Buyer, the ownership, and/or operation of the Business and the Purchased Assets after the Effective Time of Closing;

               (iv)  the Assumed Liabilities; and

               (v) any suit, action, or other proceeding brought by any governmental authority or person arising out of any of the matters referred to in this Section 5.4(a) of this Agreement.

          (b) (i) Seller shall promptly notify Buyer of any claim, demand, action, or proceeding for which indemnification will be sought under this
Section 5.4 of this Agreement and, if such claim, demand, action, or proceeding is a third party claim, demand, action, or proceeding, Buyer will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to Seller. Seller shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action, or proceeding. The assumption of said defense by the Buyer shall constitute an admission that such third party claim, demand, action or proceeding is indemnifiable pursuant to
Section 5.4(a). In connection with any such third party claim, demand, action, or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

               (ii) No such third party claim, demand, action, or proceeding shall be settled without the prior written consent of Seller and Buyer, which consent shall not be unreasonably withheld or delayed. If a firm written offer is made by the third party to settle any such third party claim, demand, action or proceeding and Buyer proposes to accept such settlement and the Seller refuses to consent to such settlement, then: (i) Buyer shall be excused from, and the Seller shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; (ii) the maximum liability of Buyer relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the Seller on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement; and (iii) the Seller shall pay all attorneys' fees and legal costs and expenses incurred after rejection of such settlement by the Seller, but if the amount thereafter recovered by such third party from the Seller is less than the amount of the proposed settlement, the Seller shall also be reimbursed by Buyer for such attorneys' fees and legal costs and expenses up to maximum amount equal to the difference between the amount recovered by such third party and the amount of the proposed settlement.

     5.5 Further Cooperation. From time to time after the Closing Date, upon the request of Buyer, and without further cost or expense to Buyer, Seller shall execute and deliver, and cause to be executed and delivered, such further instruments of conveyance, assignment, and transfer and take such further action as Buyer may reasonably request in order more effectively to sell, assign, convey, transfer, reduce to possession, and record title to any of the Purchased Assets. Seller and Parent agree to cooperate with Buyer in all reasonable respects to assure to Buyer the continued title to and possession of the Purchased Assets in the condition and manner contemplated by this Agreement.

     5.6  Survival of Representations and Warranties; Exclusivity.
          -------------------------------------------------------

          (a) All representations and warranties of Buyer and Seller contained in this Agreement or made pursuant to this Agreement shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement, for a period of two (2) years from the Closing Date; except for the representation and warranty set forth in the first sentence of Section 3.4(a) which shall survive indefinitely.

          (b) The right of indemnification set forth in this Article V shall be the sole and exclusive remedy of the parties for the breach or inaccuracy of any of the representations or warranties in this Agreement.

     5.7 Entire Agreement; Amendment. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations, and discussions of the parties, whether oral or written, and there are no warranties, representations, or other agreements between the parties or on which any of the parties have relied in connection with the subject matter hereof, except as specifically set forth in this Agreement. No amendment, supplement, modification, waiver, or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     5.8 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses incurred by it, including the fees of respective counsel, accountants, brokers, investment bankers, and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated by this Agreement.

     5.9 Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Delaware.

     5.10 Assignment. This Agreement shall not be assigned by any party without the prior written consent of the other parties; provided, however, that Buyer shall have the right to assign all or any portion of its rights under this Agreement or to delegate all or any portion of its obligations under this Agreement, in each case with reference to all or any portion of the Purchased Assets or the Assumed Liabilities, to a subsidiary or Affiliate of Buyer without the consent of Seller or Parent; provided that any such assignment or delegation shall not release Buyer from any of its obligations hereunder. Notwithstanding the above, nothing in this Agreement shall prevent the consolidation of the Buyer with, or its merger into, any other corporation, or the sale by the Buyer of all or substantially all of its properties or assets; and this Agreement shall inure to the benefit of, be binding upon and be enforceable by, any successor, surviving or resulting corporation, or other entity to which such assets shall be transferred; provided, however, that nothing herein shall affect any assignment of the Royalty Agreement. Any such assignment shall not release Buyer, Seller or Parent from their respective obligations hereunder. "Assignment" shall include any merger, reorganization, or similar event to which Buyer or Seller is a party.

     5.11 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to a party that is a natural person or to an officer of a corporate party by personal delivery, commercial courier, or telephonic facsimile transmission accompanied by a telephonic facsimile receipt and followed by a hard copy by the United States mail, or three (3) days after being deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, or one (1) day after being deposited with a recognized overnight courier service and in each case addressed as follows, unless and until any of such parties notifies the others in accordance with this section of a change of address:

          If to Seller or Parent:        Opus Diagnostics, Inc.
                                         One Parker Plaza
                                         Fort Lee, NJ  07024
                                         Attn:  Mr. George Aaron, President
                                         Fax No.:  201-592-9430

          with a copy to:                Thelen Reid & Priest LLP
                                         40 West 57th Street
                                         New York, NY  10019
                                         Attn:  Bruce A. Rich, Esq.
                                         Fax No.:  212-603-2001

          If to Buyer:                   Seradyn, Inc.
                                         c/o Apogent Technologies Inc.
                                         30 Penhallow Street
                                         Portsmouth, NH  03801
                                         Attn:  Peter Scheu
                                         Fax No.:  603-431-0860

          with a copy to:                c/o Apogent Technologies Inc.
                                         30 Penhallow Street
                                         Portsmouth, NH  03801
                                         Attn:  Michael K. Bresson, Esq.
                                         Fax No.:  603-436-3719

     5.12 Counterparts; Delivery; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. This Agreement may be delivered by fax. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute part of this Agreement.

     5.13 Income Tax Position. Neither Buyer nor Seller nor Parent shall take a position for income tax purposes which is inconsistent with this Agreement.

     5.14 Taxes and Fees. Each party shall pay such taxes and fees as are customarily paid by said party in transactions similar to those contemplated herein.

     5.15 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders. Use of the word "include" or "including" shall be deemed to mean "including without limitation" unless the context clearly dictates otherwise. The language used in this Agreement shall be deemed to be language chosen by the parties to this Agreement to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises concerning the language of this Agreement, this Agreement shall be construed as if drafted jointly by the parties to this Agreement and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

     5.16 Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause, or part under other circumstances, shall not be affected thereby.

     5.17 No Reliance. Except for any assignees permitted by Section 5.10 of this Agreement: (a) no third party is entitled to rely on any of the representations, warranties, and agreements of the parties contained in this Agreement; and (b) the parties assume no liability to any third party because of any such reliance.

     5.18 Legal Proceedings. If a dispute arises following the Closing between the parties relating to this Agreement or any of the other agreements to be delivered hereunder, the parties agree to use the following procedure prior to either party pursuing other available remedies (except when necessary to preserve such party's rights due to the impending expiration of the applicable statute of limitations):

          (a) A meeting shall be held promptly between the parties, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute.

          (b) If, within 30 days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, they will jointly appoint a mutually acceptable neutral person not affiliated with either of the parties (the "neutral"), seeking assistance in such regard from the Center for Public Resources or another mutually acceptable third party if they have been unable to agree upon such appointment within 40 days from the initial meeting. The fees of the neutral shall be shared equally by the parties.

          (c) In consultation with the neutral, the parties will select or devise an alternative dispute resolution procedure ("ADR") by which they will attempt to resolve the dispute, and a time and place for the ADR to be held, with the neutral making the decision as to the procedure, and/or place and time

(but unless circumstances require otherwise, not later than 60 days after selection of the neutral) if the parties have been unable to agree on any of such matters within 20 days after initial consultation with the neutral.

          (d) The parties agree to participate in good faith in the ADR to its conclusion as designated by the neutral. If the parties are not successful in resolving the dispute through the ADR, then the parties may agree to submit the matter to binding arbitration or a private adjudicated resolution through the appropriate court.

          (e) This Section shall not apply to legal proceedings where relief of an equitable nature, such as injunctive relief, may be sought through the courts. In addition, nothing in this Section 5.18 shall restrict a party's right to file an action with an appropriate court if such party determines that such action is necessary at the time due to the implication of any statute of limitations.

                                     * * * *


     IN WITNESS WHEREOF, the parties have caused this Purchase and Sale Agreement to be duly executed as of the day and year first above written.

                                         SERADYN, INC.



                                         By:___________________________
                                         Title:_________________________

                                         OPUS DIAGNOSTICS, INC.



                                         By:___________________________
                                         Title:_________________________

                                         CAPRIUS, INC.



                                         By:___________________________
                                         Title:_________________________